Exhibit 99.1

Cordia Announces Plans to Open Call Center in Cebu, Philippines

Expects to Reduce Customer Acquisitions Costs by up to 50%

Winter Garden, Florida – (BUSINESS WIRE) February 23, 2007 – Cordia Corporation, a global communications service provider, announced today it has formed an operating subsidiary and signed a lease to open a call center in Cebu, Philippines. The Company expects the center to be operational in the second quarter.

This new 130 seat call center will provide outbound sales to Cordia’s U.S. and International markets. Additionally the center will provide services, which have been partially outsourced to third party companies including customer welcome, support, and collection services.

“In recent months, we have outsourced work to foreign based companies with great success,” said Kevin Griffo, Cordia’s President and COO. “We are now planning to operate our own center, with the goal of further reducing our operating costs. We estimate that we can save approximately 50% on our cost of acquiring new customers, as well as other services through this new call center”.

“This is a natural progression for Cordia,” said Joel Dupré, Cordia’s Chairman and CEO. “As a global communications provider, our management team has the expertise necessary to operate this new center. We have been reviewing this plan for some time and chose Cebu for its staffing capabilities, accent-neutral spoken English, and lower operational cost. This new center is a key component of our plan to return Cordia to profitability in 2007”.

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp., CordiaIP Corp., My Tel Co, Inc., and Cordia International Corp., offers business, residential and wholesale customers local and long distance telecommunications services in more than sixty (60) countries utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corporation

Kevin Griffo, 866-777-7777

kgriffo@cordiacorp.com